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                               Amendment to the
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                       Investment Management Agreement
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This Amendment to the Investment Management Agreement made and effective as of the 17th day of April, 1998, amending said agreement made and effective as of the 22nd day of January, 1997, by and between BERKELEY FUNDS, formally known as Berkeley Capital Management Funds, a Delaware business trust (hereinafter called the "Trust"), on behalf of each series of the Trust listed in Appendix A hereto, as such as amended from time to time (each series hereinafter referred to individually as a "Fund" and collectively as the "Funds") and BERKELEY CAPITAL MANAGEMENT, a California corporation (hereinafter called the "Advisor").

                                  WITNESSETH:

8.  Investment Advisory and Management Fee.
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(d)  The Advisor voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of a Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Advisor hereunder or to continue future payments. Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily. Any fee withheld shall be voluntarily reduced and any Fund expense paid by the Advisor voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the appropriate Fund to the Advisor in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction, or payment to the extent permitted by applicable law and only if such reimbursements by a Fund (i) are requested by the Investment Advisor, (ii) are approved by the Trust's Board of Trustees, and (iii) can be achieved within a Fund's then current expense limits, if any for that succeeding first, second, or third fiscal year as the case may be; provided that such reimbursements shall only be paid after a Fund's current expenses of the fiscal year have been paid and if such reimbursements do not require the Advisor to waive or reduce its fees hereunder or to pay current Fund expenses.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed and attested by their duly authorized officers all on the day and year first above written.

BERKELEY FUNDS                          BERKELEY CAPITAL MANAGEMENT

By:    /s/ Cindee Beechwood             By:    /s/ Michael J. Mayer
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       Cindee Beechwood                        Michael J. Mayer
       Treasurer                               Chairman

Date:  4-20-98                          Date:  4-21-98
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                      BERKELEY CAPITAL MANAGEMENT FUNDS

                                 APPENDIX A
                    to the Investment Management Agreement

The provisions of the Investment Management Agreement between the Trust and the Manager apply to the following series of the Trust:

     1.  Berkeley Capital Management Money Market Fund




Dated as of:  January 22, 1997.